Exhibit 99.1

FOR IMMEDIATE RELEASE

Captaris Completes Acquisition of Castelle

Bellevue, Wash. and Morgan Hill, Calif., July 11, 2007 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric business processes today announced the completion of its acquisition of Castelle (NASDAQ: CSTL). Under the terms of the definitive agreement announced on April 26, 2007, and following approval of the transaction by Castelle’s shareholders on July 10, 2007, Captaris acquired all of Castelle’s outstanding shares for a purchase price of $4.14 per share. In addition, each outstanding in-the-money option to purchase shares of Castelle was converted into the right to receive the excess, if any, of the per share purchase price ($4.14) over the per share exercise price of the option. The aggregate purchase price to be paid by Captaris is approximately $10.8 million, net of Castelle’s cash balance at closing of approximately $8.5 million.

About Captaris, Inc.

Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. Our product suite of Captaris RightFax, Captaris Workflow and Captaris Alchemy Document Management is distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

About Castelle

Castelle is a market leader in “all-in-one” network fax solutions for businesses and enterprises, and offers organizations every possible network fax option: desktop faxing, production faxing, fax and email integration, workflow application integration, and tools for developing custom fax applications. FaxPress, FaxPress Premier and FaxPress Enterprise network fax servers include the FaxPress or FaxPress Plus software suite that enables administrators and users to perform functions such as managing fax queues, creating reports, and viewing fax archives. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are available through a worldwide network of distributors, resellers, and online retailers. For more information please visit www.castelle.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax, Captaris Document Management and Captaris Workflow. FaxPress™, FaxPress Premier™, FaxPress Enterprise™ and FaxPress Plus™ are trademarks of Castelle. All other brand names and trademarks are the property of their respective owners.

Contacts:

Captaris, Inc. Erika Simms Treasury Analyst Tel. (425) 638-4048 InvestorRelations@Captaris.com	MKR Group, LLC Investor Relations Todd Kehrli or Jim Byers Tel. (323) 468-2300 capa@mkr-group.com

Castelle Scott C. McDonald President & Chief Executive Officer Tel. (408) 852-8000 Fax (408) 852-8100	Castelle Karin Reak Director of Marketing Tel. (408) 852-8034 karin.reak@castelle.com